ANNUAL EXECUTIVE PERFORMANCE INCENTIVE PLAN

Guidelines for Annual Awards

1.	Purpose

The purpose of the Annual Executive Performance Incentive Plan is to promote the interests of MVB Bank, Inc. (MVB) and its shareholders by:

a.	attracting and retaining executives of outstanding ability;
b.	incentivizing such individuals, by means of performance-related goals and;
c.	enabling such individuals to participate in the growth and financial success of MVB

2. Plan Scope

These Guidelines cover MVB’s Annual Executive Performance Incentive Plan (Plan) only and do not address other compensation, benefits or other incentive plans in place at MVB. The Plan is administered on an annual basis corresponding to MVB’s fiscal year (January-December). At the start of each year, an updated Plan is submitted to MVB Financial Corp’s Board of Directors for approval through its Human Resources Committee. The Plan is overseen and monitored by MVB’s Human Resources Department.

3. Plan Participation Eligibility

On an annual basis, the CEO recommends the Executives (Named Executive) who will be eligible for the Plan, subject to final approval by the MVB Financial Corp. Board of Directors. Once the annual Plan is approved, each Named Executive will receive written notification and a copy of the given year’s Plan reflecting his or her requirements and potential incentive payout levels. The CEO is eligible to participate in the plan.

MVB Team Members who participate in a commission-based incentive plan (Mortgage Loan Officers/Mortgage Loan Manager) or any other MVB Financial Corp. incentive plan, will not be eligible for this Plan.

4. Plan Design

The Plan has been designed using industry best practices aligned with MVB’s strategic planning and performance benchmark targets. There are several components to the design with different criteria and weightings applied to ensure the Plan is stringent, yet team and individually achievable as an effective incentive to garner high performance in all areas of MVB operations.

a.	Annual Executive Incentive Plan Performance Requirements and Payout Matrix

As part of the annual review and approval of the Plan, the CEO will provide the Human Resources Committee with detailed Performance Requirements and a Payout Matrix (Plan Matrix) which establishes for each Named Executive the given year’s performance measurements and associated weightings used to determine individual incentive compensation payouts. The HR Committee shall annually establish similar detailed Performance Requirements and a Payout Matrix (Plan Matrix) for the CEO.

In addition, the Matrix will reflect the payout ratios based on actual performance targets and percentage breakdowns (weights) regarding the Named Executive’s portion of potential incentive which comes from overall company performance metrics and if applicable, from the individual’s annual personal performance evaluation.

The Plan Guidelines or the Plan Matrix, once approved, cannot be changed or modified by a verbal communication or course of dealing, but only by a written communication signed by the Human Resources Committee Chairman.

b.	Key Criteria for Incentive Payout Activation

The following are set criteria that must be met fully or no incentive payout is made:

By the Bank – No payout to any Named Executive will be made unless MVB’s annually established Net Income goal target is met or exceeded

By the Individual – No payout to a Named Executive will be made unless these two requirements are met:

•	Receive a “3- Meets Expectations” rating (on a 1 to 5 scale) on her or his personal performance plan (3P) for the Plan year, AND
•	Complete his or her established education plan for the given year.
c.	Net Income Incentive Percentages and Targeted Requirements

MVB’s net income for the year will be the basis for determining the overall incentive payout levels based on the following scale:

Performance Level Against Net Income Goal	Payout as Percent (%) of Target Incentive Opportunity
100%	0%
125%	25%
150%	50%
200%	100%

The applicable percentage will be indicated in the Plan Matrix to be reviewed and recommended by the Human Resources Committee with final approval by the MVB Financial Corp. Board of Directors and be calculated on a prorated basis.

The following govern how the net income goal is established and used:

i.	The net income target value will be established as part of the annual strategic planning and performance benchmark activity. The MVB Financial Corp. Board of Directors gives final approval to the pending year’s net income goal, which becomes the net income target goal for the Plan.
ii.	The net income goal for the calendar year may be further adjusted to reflect extraordinary events or circumstances affecting MVB Financial Corp. or its business, which render such a goal unattainable.
iii.	As shown in the above table, reaching 100% or falling short of the net income goal will result in no incentive payout for any Named Executive.
d.	Plan Governance & Authorization

The following cover how the Plan and Plan Matrix will be governed and implemented:

i.	MVB Financial Corp. Board of Directors may, at their sole discretion, waive, change or amend the Plan and the annual Plan Matrix as it deems appropriate.
ii.	The Human Resources Committee working on behalf of, and subject to review and approval by a majority of, the MVB Financial Corp. Board, will clarify, interpret and resolve any ambiguity as to the meaning of any terms or provisions of this Plan or annual Plan Matrix or any questions as to the correct interpretation of any information contained therein, all of which will be final and binding.

iii.	By participating in the Plan under these Guidelines, each Named Executive agrees that such decisions, rulings and interpretations will be final and that each Named Executive will be bound by them. Each Named Executive further agrees that if and when any circumstances arise relating to these Guidelines which are not covered by this description of the Plan, the Named Executive will be bound by the recommended decision, ruling or interpretation of the Human Resources Committee as approved by the MVB Financial Corp. Board of Directors.
iv.	Payment of any cash incentive under these Guidelines to any Named Executive covered is conditioned upon the written certification of the Human Resources Committee that the performance goals and any other material conditions applicable to such award were satisfied.
v.	The Human Resources Committee will retain the discretion to decrease, but not increase, the amount of any cash incentive otherwise payable to any Named Executive in accordance with the applicable performance formula described above.
e.	Performance Benchmarks Development & Use

A set of performance measurements, beyond the net income goal, will be used in the Plan. The final performance metric and its targeted value for the given year Plan will be found on the Plan Matrix. Each Named Executive will have a series of selected performance metrics designated as part of his or her performance criteria to reach or exceed during the Plan year. For each such performance metric, a weight will be assigned to equal 100% across the total metrics determined for the Named Executive. The following are the prime performance metrics deployed in the Plan Matrix (subject to change from year to year):

Net Income Transaction Accounts Core Deposits

Kasasa Cash/Savings Deposits Non-Interesting Bearing Deposits

Commercial Loans Deposit Cross Sell

Non-Performing Loans Pull Through Rate

Mortgage Loans Mortgage Income

Loan Loss Reserve M&A Transactions

f.	Allocation of Performance Payout Weights between Performance Metrics and Personal Performance

Four incentive percentage split tiers will be used based upon job position levels within MVB. The Plan Matrix will indicate the designated tier for each Named Executive. The tier weighting ratios will be used in calculating the incentive payouts as follows:

Incentive Tier	Performance Metric(PM)/Personal Performance (PP)Weighting
1	60% PM - 40% PP
2	80% PM - 20% PP
3	90% PM - 10% PP
4	100% PM Bank*

*Subject to additional Plan guidelines set forth below.

g.	Payment and Tax Considerations

The following are considerations regarding payment and associated taxes based on the Plan design:

i.	Awards earned under these Guidelines are expected to be paid within sixty (60) days following the later of the end of the month in which the calendar year comes to an end or the delivery of financial statements to MVB after the completion of the external financial audit.

ii	All award payments under these Guidelines are considered supplemental pay and will be taxed as such. Appropriate withholding and deductions will be taken from such payments. Percentages will be rounded to the nearest 1/10 of a percent (for example, 10.3%) and the total amount of award will be rounded up to the nearest whole dollar.
iii.	The amount of a Named Executive’s earnings for the calendar year which have actually been paid to the Named Executive will be used in determining the amount of incentive payout calculation. This calculation excludes the salary elements for any award payments issued during the calendar year.
h.	Qualified Performance-Based Awards Requirement

Section 162(m) of the Internal Revenue Code limits the amount of annual compensation that may be deducted by a public company for each of its top four executives to $1 million. Certain types of compensation are not subject to the limit, including compensation that is performance-based within the meaning of IRS regulations, if this plan is approved by the shareholders of MVB Financial Corp.

MVB will also comply with executive compensation standards to include the CEO, CFO, plus the next three most highly compensated executive officers. The standards that have to be met include:

·	Ensuring incentive compensation does not encourage excessive risk-taking.
·	Require clawback of any incentive or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate.
5.	Final Payout Eligibility Requirements

The following are conditions which regulate the payout of any incentive compensation:

a.	A Named Executive must be classified as a regular and full-time for the entire calendar year and be of active status in order to receive payment.
b.	A Named Executive must be hired and on the active payroll as full-time as of the first business day after October 1 of the applicable calendar year in order to participate during that calendar year and will be paid at a prorated payout amount.
c.	If a Named Executive, who was previously eligible for another MVB-based incentive plan, is promoted to a position eligible for the Plan, he or she will be eligible for a prorated payout based on both plans’ criteria.
d.	A Named Executive on leave of absence, regardless of type, will receive the incentive payment only upon return to regular, full-time, active status; provided, however, that Named Executive on military leave will be issued payment at the time incentive checks are issued even if they have not returned to regular, full-time, active status at that time.
6.	Additional Plan Payout Conditions
a.	In the event of major economic changes, catastrophic events, or any other circumstances not contemplated by MVB Financial Corp. (but subject to the rules described above relating to Qualified Performance-Based Awards), the MVB Financial Corp. Board of Directors, working through its Human Resources Committee, reserves the right to alter, amend or terminate these Guidelines and any awards hereunder.
b.	In the event MVB Financial Corp. restates its financial results within twelve (12) months of the payment of an award under these Guidelines due to material non-compliance with any financial reporting requirements of the federal securities laws as a result of a Named Executive’s intentional “misconduct” (as determined by the members of the MVB Financial Corp. Board), the Named Executive will reimburse MVB Financial Corp. the difference between the amount of the award actually awarded and the amount of the award such an executive officer would have received had the amount of the award been calculated based on the restated financial statements.

c.	The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the Named Executive to disciplinary action up to and including termination of employment. In addition, any award as provided by the Plan to which the Named Executive would otherwise be entitled will be revoked.
d.	A Named Executive who has willfully engaged in any activity injurious to MVB will forfeit any award earned during the award period in which the activity occurred.
e.	Regarding acquisitions/mergers, end of year goals or expenses will not be adjusted. MVB Financial Corp. will not gain net income credit nor will deduct the cost of the acquisition/merger from expenses before final payout is made.
7.	Employment Status Changes and Retirement
a.	Except as set forth below, a Named Executive whose employment with MVB Financial Corp. ends for any reason, other than death, prior to the issuance of incentive, will forfeit any incentive he or she otherwise would have been entitled to receive.
b.	A Named Executive who dies or whose employment ends due to Disability or Retirement after the end of the calendar year, but before the issuance of incentive, will not forfeit the incentive which the Named Executive would have otherwise been entitled to receive.
c.	A Named Executive who dies or whose employment ends due to Disability during a calendar year will participate on a prorated basis in the incentive program based upon the number of weeks of employment with MVB during such year.
d.	A Named Executive whose employment ends due to Retirement during a calendar year will participate on a prorated basis in the incentive program based upon the number of weeks of employment with MVB during such calendar year provided that the Named Executive’s term of employment is at least one-half of the calendar year.
e.	A Named Executive who terminates employment due to Retirement in the first half of the calendar year will not receive any incentive amounts pursuant to these Guidelines for such calendar year.
f.	These Guidelines do not in any manner restrict the right of MVB Financial Corp. or the Named Executive to end employment at any time, for any reason, with or without cause.